Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Norfolk Southern Corporation

The Board of Managers
Thrift and Investment Plan of Norfolk Southern
    Corporation and Participating Subsidiary Companies:

We consent to the incorporation by reference in the registration statement (no. 333-109069) on Form S-8 of Norfolk Southern Corporation of our report dated June 11, 2014, with respect to the statements of assets available for benefits of the Thrift and Investment Plan of Norfolk Southern Corporation and Participating Subsidiary Companies (the Plan) as of December 31, 2013 and 2012, the related statement of changes in assets available for benefits for the year ended December 31, 2013, and the supplemental schedule of the Plan (Schedule H, line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2013), which report appears in the December 31, 2013 annual report on Form 11-K of the Thrift and Investment Plan of Norfolk Southern Corporation and Participating Subsidiary Companies.

/s/KPMG LLP
KPMG LLP
Norfolk, Virginia
June 11, 2014